Exhibit 99.1

News Release

MEDIA CONTACT	ANALYSTS CONTACT
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Corporation Announces Fred E. Meisenheimer

to Retire as Senior Vice President and Chief Financial Officer

Bret J. Eckert to succeed Meisenheimer

DALLAS (May 29, 2012)—Atmos Energy Corporation (NYSE: ATO) said today that Fred E. Meisenheimer will retire as senior vice president and chief financial officer on October 1, 2012, and that Bret J. Eckert, who is joining the company on June 4 as a senior vice president, will succeed him.

“Fred Meisenheimer has been an outstanding contributor to Atmos Energy through his leadership in developing an exceptional financial team,” said Robert W. Best, executive chairman of the board of directors. “Fred’s attention to detail and his commitment to best practices and strong controls have given our board of directors confidence in the integrity and accuracy of our financial information and all our accounting and financial operations.”

Kim Cocklin, Atmos Energy’s president and chief executive officer, noted that Eckert’s addition to the company, announced on May 15, provides a strong and proven successor.

“We have many highly talented financial professionals within Atmos Energy, giving us quite a bit of ‘bench strength’ for the future,” Cocklin said. “Bret Eckert’s impressive experience and credentials in public accounting and financial matters will help to further develop our strengths while advancing new programs like those Fred Meisenheimer has already put into place.”

Meisenheimer, 68, joined Atmos Energy in July 2000 as vice president and controller. He was promoted to his current position in February 2009. Previously, Meisenheimer was controller of a privately held telecom services provider, where he was responsible for all accounting and treasury operations.

From 1988 to 1999, Meisenheimer served as assistant controller and general auditor of Oryx Energy Corporation and as assistant controller for Sun Exploration and Production Company from 1979 to 1988. He also worked as an audit manager at Deloitte & Touche LLP from 1970 to 1979.

Meisenheimer is a graduate of Stephen F. Austin State University and holds an M.B.A. from Southern Methodist University.

Eckert, 45, has more than 22 years of experience in the regulated natural gas distribution industry. He has extensive experience with Securities and Exchange reporting matters and filings; regulatory accounting and reporting; equity and debt offerings; significant mergers, acquisitions and divestitures; public offerings and technical accounting and financial matters.

Eckert holds a bachelor’s degree in accounting and finance from Texas A&M University. He is a graduate of Leadership Dallas and is active in Dallas community affairs.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving more than 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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